TANZANIAN ROYALTY EXPLORATION CORPORATION

RESTRICTED STOCK UNIT INCENTIVE PLAN

Tanzanian Royalty Exploration Corporation, a corporation incorporated under the laws of the Province of Alberta (the “Corporation”), sets forth herein the terms of its Restricted Stock Unit Incentive Plan (the “Plan”), as follows:

1.

PURPOSE

The Plan is intended to enhance the Corporation’s and its Affiliates’ (as defined herein) ability to attract and retain highly qualified officers, directors, key employees and other persons, and to motivate such officers, directors, key employees and other persons to serve the Corporation and its Affiliates and to expend maximum effort to improve the business results and earnings of the Corporation, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Corporation. To this end, the Plan provides for the grant of restricted stock units. Any of these awards of restricted stock units may, but need not, be made as performance incentives to reward attainment of annual or long-term performance goals in accordance with the terms hereof (as such performance goals are specified in the Award Agreement).

2.

DEFINITIONS

For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply:

1)

“Affiliate” means, with respect to the Corporation, any person or company if it is a Subsidiary entity of the other or if both are Subsidiary entities of the same person or company within the meaning of OSC Rule 61-501- Insider Bids, Issuer Bids, Going Private Transactions and Related Party Transactions.

2)

“Award” means a grant of Restricted Stock Units under the Plan.

3)

“Award Agreement” means the written agreement between the Corporation and a Grantee that evidences and sets out the terms and conditions of an Award.

4)

“Board” means the Board of Directors of the Corporation.

5)

“Cause” means, as determined by the Board and unless otherwise provided in an applicable agreement with the Corporation or an Affiliate, (i) gross negligence or willful misconduct in connection with the performance of duties; (ii) conviction of a criminal offense; or (iii) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements, if any, between the Service Provider and the Corporation or an Affiliate.

6)

“Change of Control” means (i) a takeover bid for a sufficient number of Shares such that if such number of Shares are tendered into the bid and the bid closes, the bidder and all parties acting jointly or in concert with the bidder (the “bid group”) would have direction or control over more than 50% of the outstanding common shares of the Corporation, excluding the shares subject to the Plan, unless parties exercising control or direction over a blocking number of common shares of the Corporation have provided by the date (the “blocking date”) which is five business days before the initial expiry date of the bid, their written undertaking to all Grantees under the Plan not to tender into the bid, in the aggregate, at least a blocking number of Shares; “blocking number” means that number of common shares of the Corporation which, if withheld from being tendered into the bid and assuming no increase in the number of outstanding common shares of the Corporation, would result in the bidder not acquiring direction or control over more than 50% of the outstanding common shares of the Corporation immediately following closing of the bid; (ii) a merger, consolidation, combination, reorganization or other transaction pursuant to which a party, or parties acting jointly and in concert, would acquire direction or control over more than 50% of the outstanding common shares of the Corporation or more than 50% of the votes attaching to all of the voting securities of any successor entity resulting from such transaction; (iii) a sale of all or substantially all of the assets of the Corporation determined on either a consolidated or a non-consolidated basis; or (iv) the election or appointment to the Board of a number of persons who represent a majority of the Board and who were not proposed or approved by a majority of the Board as previously constituted.

The effective date of a Change of Control is (a) for the purposes of (i), the date immediately following the blocking date; (b) for the purposes of (ii) and (iii), the date of the latest of shareholder, other stakeholder, Court or other required approval of the transaction; and for the purposes of (iv), the date of the shareholder resolution or other corporate action approving the election or appointment.

7)

“Committee” means the Audit and Compensation committee of the Board, and designated from time to time by resolution of, the Board, which shall be constituted as provided in Section 3.2.

8)

“Corporation” means Tanzanian Royalty Exploration Corporation.

9)

“Effective Date” means January 24, 2006, the date the Plan is approved by the Board.

10)

“Fair Market Value” means the value of a Share, determined as follows:  if on the Grant Date or other determination date the Shares are listed on an established national or regional stock exchange, is admitted to quotation on the Toronto Stock Exchange (the “TSX”) or is publicly traded on an established securities market, the Fair Market Value of the Corporation’s Shares shall be the closing price of the Shares on such exchange or in such market (if there is more than one such exchange or market the Board shall determine the appropriate exchange or market) on the Grant Date or such other determination date (or if there is no such reported closing price, the Fair Market Value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on such trading day) or, if no sale of Shares is reported for such trading day, on the next preceding day on which any sale shall have been reported. If the Shares are not listed on such an exchange, quoted on such system or traded on such a market, Fair Market Value shall be the value of a Share as determined by the Board in good faith.

11)

“Grant Date” means, as determined by the Board, the latest to occur of (i) the date as of which the Board approves an Award, (ii) the date on which the recipient of an

Award first becomes eligible to receive an Award under Section 6 hereof, or (iii) such other date as may be specified by the Board.

12)

“Grantee” means a person who receives or holds an Award under the Plan.

13)

“Outside Director” means a member of the Board who is not an officer or employee of the Corporation.

14)

“Plan” means this Tanzanian Royalty Exploration Corporation Restricted Stock Unit Incentive Plan.

15)

“Restricted Stock Unit” or “RSU” means a bookkeeping entry representing the right to receive one Share, subject to the restrictions and vesting provisions provided herein, and awarded to a Grantee pursuant to Section 8 hereof.

16)

“Securities Act” means the Securities Act (Ontario), as now in effect or as hereafter amended.

17)

“Service” means service of a Service Provider to the Corporation or an Affiliate. Unless otherwise stated in the applicable Award Agreement, a Grantee’s change in position or duties shall not result in interrupted or terminated Service, so long as such Grantee continues to be a Service Provider to the Corporation or an Affiliate.  Subject to the preceding sentence, whether a termination of Service shall have occurred for purposes of the Plan shall be determined by the Board, which determination shall be final, binding and conclusive.

18)

“Service Provider” means an employee, officer, director or Outside Director of the Corporation or an Affiliate other than the Chairman & Chief Executive Officer of the Corporation.

19)

“Share(s)” means the issued and outstanding common shares of the Corporation.

20)

“Subsidiary” means any “subsidiary entity” of the Corporation within the meaning of OSC Rule 61-501 – Insider Bids, Issuer Bids, Going Private Transactions and Related Party Transactions.

3.

ADMINISTRATION OF THE PLAN

3.1

Board.

The Board shall have such powers and authorities related to the administration of the Plan as are consistent with the Corporation’s articles of incorporation and by-laws and applicable law. The Board shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Board deems to be necessary or appropriate to the administration of the Plan, any Award or any Award Agreement. All such actions and determinations shall be by the affirmative vote of a majority of the members of the Board present at a meeting or by unanimous consent of the Board executed in writing in accordance with the Corporation’s articles of incorporation and by-laws and applicable law.  The interpretation and construction by the Board of any provision of the Plan, any Award or any Award Agreement shall be final, binding and conclusive.

3.2

Committee.

The Board from time to time may delegate to the Committee such powers and authorities related to the administration and implementation of the Plan, as set forth in Section 3.1 above and other applicable provisions, as the Board shall determine, other than the Board’s power and authority grant awards or to issue Shares to Grantees upon the vesting of an Award, consistent with the articles of incorporation and by-laws of the Corporation and applicable law.

(i)

Except as provided in Subsection (ii) and except as the Board may otherwise determine, the Committee, if any, appointed by the Board to administer the Plan shall consist of two or more Outside Directors of the Corporation who meet such requirements as may be established from time to time by the securities regulatory authorities for such incentive plans and who comply with the independence requirements of the Toronto Stock Exchange.

(ii)

The Board may also appoint one or more separate committees of the Board, each composed of one or more directors of the Corporation who need not be Outside Directors, who may administer the Plan and may determine all terms of such Awards.

Notwithstanding the foregoing, the Board may not delegate its authority to grant Awards or to issue Shares to Grantees upon the vesting of an Award.

In the event that the Plan, any Award or any Award Agreement entered into hereunder provides for any action to be taken by or determination to be made by the Board, such action may be taken or such determination may be made by the Committee if the power and authority to do so has been delegated to the Committee by the Board as provided for in this Section . Unless otherwise expressly determined by the Board, any such action or determination by the Committee shall be final, binding and conclusive. To the extent permitted by law, the Committee may delegate its authority under the Plan to a member of the Board.

3.3

Terms of Awards.

Subject to the other terms and conditions of the Plan, the Board shall have full and final authority to:

(i)

designate Grantees;

(ii)

determine the number of Shares to be subject to an Award;

(iii)

establish the terms and conditions of each Award (including, but not limited to, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting or forfeiture of an Award and any other  terms or conditions);

(iv)

prescribe the form of each Award Agreement evidencing an Award;

(v)

establish performance criteria; and

(vi)

amend, modify, or supplement the terms of any outstanding Award.  Such authority specifically includes the authority, in order to effectuate the purposes of the Plan but without amending the Plan, to modify Awards to eligible individuals who are foreign nationals or are individuals who are employed outside Canada to recognize differences in local law, tax policy, or custom.

As a condition to any subsequent Award, the Board shall have the right, at its discretion, to require Grantees to return to the Corporation Awards previously made under the Plan.  Subject to the terms and conditions of the Plan, any such new Award shall be upon such terms and conditions as are specified by the Board at the time the new Award is made. The Board shall have the right, in its discretion, to make Awards in substitution or exchange for any other award under another plan of the Corporation, any Affiliate, or any business entity to be acquired by the Corporation or an Affiliate. The Corporation may retain the right in an Award Agreement to cause a forfeiture of the gain realized by a Grantee on account of actions taken by the Grantee in violation or breach of or in conflict with any employment agreement, non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Corporation or any Affiliate thereof or any confidentiality obligation with respect to the Corporation or any Affiliate thereof or otherwise in competition with the Corporation or any Affiliate thereof, to the extent specified in such Award Agreement applicable to the Grantee. Furthermore, the Corporation may, within 30 days, annul an Award if the Grantee is an employee of the Corporation or an Affiliate thereof and is terminated for Cause. The grant of any Award shall be contingent upon the Grantee executing the appropriate Award Agreement.

3.4

No Liability.

No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award or Award Agreement.

3.5

Book Entry.

Notwithstanding any other provision of this Plan to the contrary, the Corporation may elect to satisfy any requirement under this Plan for the delivery of share certificates through the use of book-entry.

4.

SHARES SUBJECT TO THE PLAN

Shares issued or to be issued under the Plan shall be authorized but unissued shares.  Subject to adjustment as provided in Section 11 hereof, the number of Shares available for issuance under the Plan shall be the sum of two million, five hundred thousand (2,500,000).  If any Shares covered by an Award are forfeited, or if an Award terminates without delivery of any Shares subject thereto, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award shall, to the extent of any such forfeiture or termination, again be available for making Awards under the Plan. The Board shall have the right to substitute or assume Awards in connection with mergers, reorganizations, separations, or other transactions.  The number of Shares reserved pursuant to this Section 4 may be increased by the corresponding number of Awards assumed and, in the case of a substitution, by the net increase in the number of Shares subject to Awards before and after the substitution.

Notwithstanding the foregoing, the number of securities issuable to insiders of the Corporation under all security-based compensation arrangements, including the Plan, at any time, cannot exceed 10% of the issued and outstanding Shares and the number of securities issued to insiders of the Corporation pursuant to such arrangements, within any one-year period, cannot exceed 10% of the issued and outstanding Shares.

5.

EFFECTIVE DATE, DURATION AND AMENDMENTS

5.1

Effective Date.

The Plan shall be effective as of the Effective Date, subject to approval of the Plan by the Corporation’s shareholders within one year of the Effective Date. Upon approval of the Plan by the shareholders of the Corporation as set forth above, all Awards made under the Plan on or after the Effective Date shall be fully effective as if the shareholders of the Corporation had approved the Plan on the Effective Date. If the shareholders fail to approve the Plan within one year after the Effective Date, any Awards made hereunder shall be null and void and of no effect.

5.2

Term.

The Plan shall terminate automatically ten (10) years after its adoption by the Board and may be terminated on any earlier date or extended as provided in Section 5.3.

5.3

Amendment and Termination of the Plan.

The Board may, at any time and from time to time, amend, suspend, extend or terminate the Plan as to any Shares as to which Awards have not been made. An amendment shall be contingent on approval of the Corporation’s shareholders to the extent stated by the Board, required by applicable law or required by applicable stock exchange listing requirements.  However, amendments of a housekeeping nature, changes to vesting provisions, changes to the term of the Plan or Awards made hereunder or changes to performance criteria will not require shareholder approval.

6.

AWARD ELIGIBILITY AND LIMITATIONS

6.1

Service Providers and Other Persons.

Subject to this Section 6, Awards may be made under the Plan to: (i) any Service Provider, as the Board shall determine and designate from time to time, (ii) any other individual whose participation in the Plan is determined to be in the best interests of the Corporation by the Board.  Notwithstanding the foregoing, no Award may be granted under this Plan to the Chairman & Chief Executive Officer of the Corporation.

6.2

Successive Awards.

An eligible person may receive more than one Award, subject to such restrictions as are provided herein.

6.3

Stand-Alone, Additional, Tandem, and Substitute Awards.

Awards granted under the Plan may, in the discretion of the Board, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Corporation, any Affiliate, or any business entity to be acquired by the Corporation or an Affiliate, or any other right of a Grantee to receive payment from the Corporation or any Affiliate. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, the Board shall require the surrender of such other Award in consideration for the grant of the new Award.

7.

AWARD AGREEMENT

Each Award granted pursuant to the Plan shall be evidenced by an Award Agreement, in such form or forms as the Board shall from time to time determine. Award Agreements granted from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan.

8.

TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS

8.1

Grant of Restricted Stock Units.

Awards shall be in the form of Restricted Stock Units. Subject to the restrictions and vesting provisions provided in Section 8.2, each RSU shall entitle the Grantee to receive one Share.

8.2

Restrictions and Vesting.

At the time a grant of Restricted Stock Units is made, the Board may, in its sole discretion, establish a period of time (a “Vesting period”) applicable to such Restricted Stock Units.  Each Award of Restricted Stock Units may be subject to a different Vesting period. The Board may, in its sole discretion, at the time a grant of Restricted Stock Units is made, prescribe restrictions in addition to or other than the expiration of the Vesting period, including the satisfaction of corporate or individual performance objectives, which may be applicable to all or any portion of the Restricted Stock Units in accordance with Section 9.1 Notwithstanding the foregoing and except in the case of accelerated vesting for Grantees whose age plus years of Service total at least sixty-five (65), (i) Restricted Stock Units that vest solely by the passage of time shall not vest in full in less than three (3) years from the Grant Date; (ii) Restricted Stock Units for which vesting may be accelerated by achieving performance targets shall not vest in full in less than one (1) year from the Grant Date; and (iii) Restricted Stock Units granted to Outside Directors vest, (a) at the election of an Outside Director at the time the Award is granted, within a minimum of one (1) year to a maximum of three (3) years following the Grant Date, as such Outside Director may elect, and (b) if no election is made, (a) upon the earlier of a Change of Control in accordance with Section 11.2 or his or her ceasing to hold the office of Outside Director of the Board.

Restricted Stock Units may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of (other than to the Grantee’s beneficiary or estate, as the case may be, upon the death of the Grantee) during the Vesting period.

8.3

Restricted Stock Unit Accounts.

An account will be maintained by the Secretary of the Corporation or his or her designate in the name and for the benefit of the Grantee, in which will be recorded the number of RSUs granted to the Grantee, the Grant Date and expiry date of the RSUs.

8.4

Rights of Holders of Restricted Stock Units.

8.4.1

Voting and Dividend Rights.

Grantees of Restricted Stock Units shall have no rights as shareholders of the Corporation. The Board may provide in an Award Agreement evidencing a grant of Restricted Stock Units that the Grantee shall be entitled to receive, upon the Corporation’s payment of a cash dividend on its outstanding Shares, a cash payment for each Restricted Stock Unit granted equal to the per-share dividend paid on the outstanding Shares.  Such Award Agreement may also provide that such cash payment will be deemed reinvested in additional Restricted Stock Units at a price per unit equal to the Fair Market Value of the Shares on the date that such dividend is paid.

8.4.2

Creditor’s Rights.

A Grantee shall have no rights other than those of a general creditor of the Corporation.  Restricted Stock Units represent an unfunded and unsecured obligation of the Corporation, subject to the terms and conditions of the applicable Award Agreement.

8.5

Termination of Service.

Unless the Board otherwise provides in an Award Agreement or in writing after the Award Agreement is issued, upon the termination of a Grantee’s Service, any Restricted Stock Units granted to a Grantee that have not vested and will not vest within 30 days from the date of termination, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of Restricted Stock Units, the Grantee shall have no further rights with respect to such Award, including but not limited to any right to receive dividends with respect to the Restricted Stock Units.

8.6

Delivery of Shares.

Upon the expiration or termination of the Vesting period and the satisfaction of any other restrictions prescribed by the Board, the Restricted Stock Units shall vest and shall be settled in Shares issued by the Corporation from treasury and, unless otherwise provided in the Award Agreement, a share certificate for that number of Shares equal to the number of vested RSUs shall be delivered, free of all such restrictions, to the Grantee or the Grantee’s beneficiary or estate, as the case may be.

Settlement of RSUs shall be in Shares issued by the Corporation from treasury. The Committee shall specify the circumstances in which Awards shall be made or forfeited in the event of termination of Service by the Grantee prior to vesting.

9.

TERMS AND CONDITIONS OF AWARDS

9.1

Performance Conditions.

The granting and vesting of RSUs may be subject to such performance conditions as may be specified by the Board in the Award Agreement. The Board may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce the amounts payable under any Award subject to performance conditions.

9.1.1

Performance Goals Generally.

The performance goals for Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 9.1. Performance goals shall be objective and shall otherwise meet the requirements that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that Awards shall vest upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to the vesting of an Award. Performance goals may differ for Awards granted to any one Grantee or to different Grantees.

9.1.2

Business Criteria.

The Board, in its sole discretion, may establish business criteria for the purpose of establishing performance goals in accordance with Section 9.1, including but not limited to, one or more of the following business criteria for the Corporation, on a consolidated basis, and/or specified Subsidiaries or business units of the Corporation (except with respect to the total shareholder return and earnings per share criteria): (1) total shareholder return; (2) such total shareholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the S&P/TSX Composite Index; (3) past service to the Corporation; (4) net income; (5) pre-tax earnings; (6) earnings before interest expense, taxes, depreciation and amortization; (7) pre-tax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items; (8) operating margin; (9) earnings per share; (10) return on equity; (11) return on capital; (12) return on investment; (13) operating earnings; (14) working capital; (15) ratio of debt to shareholders’ equity; (16) revenue and (17) free cash flow and free cash flow per share; (18) bank feasibility studies; and (19) acquisitions of material royalty rights through acquisitions, dispositions, restructurings or other comparable transactions of one or more properties.  Business criteria may be measured on an absolute basis or on a relative basis (i.e., performance relative to peer companies) and on a GAAP or non-GAAP basis.

9.1.3

Timing For Establishing Performance Goals.

Performance goals shall be established not later than 90 days after the beginning of any performance period applicable to such Awards, or at such other date as may be determined by the Board.

9.1.4

Settlement of Restricted Stock Units.

9.2

Written Determinations.

All determinations by the Committee as to the establishment of performance goals, the amount of any Award and as to the achievement of performance goals relating to Awards, and the amount of any final Awards, shall be made in writing.

10.

REQUIREMENTS OF LAW

10.1

General.

The Plan shall comply with the provisions of any applicable law or regulation of any governmental authority, including without limitation any federal, state or provincial securities laws or regulations and the requirements of any stock exchange having jurisdiction. The failure to comply with such laws or regulations, including without limitation The Securities Act, may result in a termination of the Plan and/or the forfeiture of previously granted RSUs.

11.

EFFECT OF CHANGES IN CAPITALIZATION

11.1

Changes in Shares.

If the number of outstanding Shares is increased or decreased or the Shares are changed into or exchanged for a different number or kind of shares or other securities of the Corporation on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Corporation occurring after the Effective Date, the number and kinds of shares for which Awards may be made under the Plan shall be adjusted proportionately and accordingly by the Corporation. In addition, the number and kind of shares for which Awards are outstanding shall be adjusted proportionately and accordingly so that the proportionate interest of the Grantee immediately following such event shall, to the extent practicable, be the same as immediately before such event.  The conversion of any convertible securities of the Corporation shall not be treated as an increase in shares effected without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to the Corporation’s shareholders of securities of any other entity or other assets (including an extraordinary cash dividend but excluding a non-extraordinary dividend payable in cash or in shares of the Corporation) without receipt of consideration by the Corporation, the Corporation may, in such manner as the Corporation deems appropriate, adjust the number and kind of shares subject to outstanding Awards.

11.2

Change of Control.

Subject to the exceptions set forth in the last sentence of this Section 11.2 and the last sentence of Section 11.4, upon the occurrence of a Change of Control, all outstanding Restricted Stock Units shall be deemed to have vested, and all restrictions and conditions applicable to such Restricted Stock Units shall be deemed to have lapsed and the Shares subject to such Restricted Stock Units shall be issued and delivered, immediately prior to the occurrence of such Change of Control.

11.3

Adjustments.

Adjustments under Section 11.1 relating to Shares or securities of the Corporation shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.  No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole Share. The Board may provide in the Award Agreement at the time of grant, or any time thereafter with the consent of the Grantee, for different provisions to apply to an Award in place of those described in Sections 11.1 and 11.3.

11.4

No Limitations on Corporation.

The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

12.

GENERAL PROVISIONS

12.1

Disclaimer of Rights.

No provision in the Plan or in any Award or Award Agreement shall be construed to confer upon any individual the right to remain in the employ or service of the Corporation or any Affiliate, or to interfere in any way with any contractual or other right or authority of the Corporation either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Corporation. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, no Award granted under the Plan shall be affected by any change of duties or position of the Grantee, so long as such Grantee continues to be a director, officer, consultant or employee of the Corporation or an Affiliate. The obligation of the Corporation to issue Shares or pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation only in respect of those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Corporation to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the Plan.

12.2

Nonexclusivity of the Plan.

Neither the adoption of the Plan nor the submission of the Plan to the shareholders of the Corporation for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable.

12.3

Withholding Taxes.

The Corporation or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, provincial, state, or local taxes of any kind required by law to be withheld with respect to the vesting of an Award or upon the issuance of any Shares upon the vesting of an Award. At the time of such vesting, lapse, or exercise, the Grantee shall pay to the Corporation or the Affiliate, as the case may be, any amount that the Corporation or the Affiliate may reasonably determine to be necessary to satisfy such withholding obligation.

12.4

Captions.

The use of captions in this Plan or any Award Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

12.5

Other Provisions.

Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Board, in its sole discretion.

12.6

Number and Gender.

With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

12.7

Severability.

If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

12.8

Governing Law.

The validity and construction of this Plan and the instruments evidencing the Award hereunder shall be governed by the laws of the province of Ontario, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan and the instruments evidencing the Awards granted hereunder to the substantive laws of any other jurisdiction.